EXHIBIT 5.1

                         [Cooley Godward LLP Letterhead]


July 29, 1999


Silicon Storage Technology, Inc.
1171 Sonora Court
Sunnyvale, CA 94086

RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Silicon Storage Technology, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a prospectus (the "Prospectus"), covering the offering of 816,867 shares of the Company's Common Stock, with no par value (the "Shares") to be sold by certain shareholders as described in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Articles of Incorporation, the Company's Bylaws, and the originals or copies certified to our satisfaction of such documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Mark P. Tanoury

Mark P. Tanoury